Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

FINGERMOTION, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Warrants	457(g)	52,712,850	-	-	-	- (1)
	Equity	Common Stock, par value $0.0001 per share (2)	457(g)	5,271,285(3)	$7.00	$36,898,995	$147.60 per $1,000,000	$5,446.29(4)
Fees Previously Paid	-	-	-	-	-	-	-	$-

	Total Offering Amounts					$36,898,995		$5,446.29
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$5,446.29

(1)	No registration fee is payable in accordance with Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.
(3)	Represents the issuance of up to 5,271,285 shares of our common stock upon exercise of the warrants.
(4)	The initial exercise price of the warrants of $7.00 is being used to calculate the registration fee in accordance with Rule 457(g) of the Securities Act.